Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2026	2025	2026	2025
Operating Revenues	$2,903,189	$2,838,068	$7,407,552	$6,956,423

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	939,514	818,747	2,457,688	2,159,084
Operations and Maintenance	480,441	467,557	987,420	955,008
Depreciation	423,914	385,595	844,396	765,175
Amortization	(44,323)	109,103	358,441	564,552
Energy Efficiency Programs	173,231	135,290	464,730	392,840
Taxes Other Than Income Taxes	278,178	258,727	566,495	530,321
Sale of Aquarion	111,360	—	111,360	—
Total Operating Expenses	2,362,315	2,175,019	5,790,530	5,366,980
Operating Income	540,874	663,049	1,617,022	1,589,443
Interest Expense	355,490	293,193	720,749	594,042
Loss on Offshore Wind	194,000	—	194,000	—
Other Income, Net	144,033	95,363	245,192	187,706
Income Before Income Tax Expense	135,417	465,219	947,465	1,183,107
Income Tax Expense	79,857	110,611	283,184	275,831
Net Income	55,560	354,608	664,281	907,276
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$53,680	$352,728	$660,522	$903,517

Basic Earnings Per Common Share	$0.14	$0.96	$1.76	$2.46

Diluted Earnings Per Common Share	$0.14	$0.96	$1.75	$2.45

Weighted Average Common Shares Outstanding:
Basic	376,488,004	368,661,995	376,257,047	367,991,121
Diluted	376,998,879	368,917,187	376,791,247	368,297,404

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.